Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

China Unicom Limited (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

CONTINUING CONNECTED TRANSACTIONS

Summary

Under a series of Old Agreements entered into between the respective subsidiaries of the Company and Unicom Group or its subsidiaries, the Group currently conducts a series of Continuing Connected Transactions with Unicom Group. In view of the completion of the merger of Unicom New Century into CUCL and the on-going process of merger of Unicom New World into CUCL, CUCL and Unicom New World (together, the New Operating Entity) entered into the New Agreements with Unicom Group or its relevant subsidiaries in respect of the Continuing Connected Transactions on 24 March 2005 to replace the Old Agreements. At the same time, some of the terms of the Continuing Connected Transactions were amended. This announcement provides further information about the Continuing Connected Transactions.

A circular containing, amongst other things, details of the terms of the Continuing Connected Transactions, letters from the Independent Board Committee and from Lehman Brothers Asia Limited and a notice to Shareholders convening an extraordinary general meeting of the Company to approve, amongst other things, the Continuing Connected Transactions, will be despatched to the Shareholders as soon as possible.

1.       Introduction

The Group currently conducts a series of Continuing Connected Transactions with Unicom Group as follows:

(1)      leasing of the CDMA network capacity;

(2)      supply of telephone cards;

(3)      procurement of equipment;

(4)      interconnection arrangements;

(5)      roaming arrangements;

(6)      mutual provision of premises;

(7)      leasing of transmission channels;

(8)      use of international telecommunication network gateway;

(9)      leasing of satellite capacity;

(10)    cellular subscriber value-added services;

(11)    “10010” customer services;

(12)    agency services; and

(13)    provision of premises to Unicom New Guoxin.

Each of the above Continuing Connected Transactions has been conducted under a series of Old Agreements entered into between the respective subsidiaries of the Company and Unicom Group or its subsidiaries. These Continuing

Connected Transactions are either subject to existing waivers granted by the Hong Kong Stock Exchange (the first of these existing waivers to expire will expire on 31 December 2005) or have been approved by the Independent Shareholders. In view of the completion of the merger of Unicom New Century into CUCL and the on-going process of merger of Unicom New World into CUCL, the New Operating Entity entered into the New Agreements under the 2-Step Approach with Unicom Group or its relevant subsidiaries in respect of the Continuing Connected Transactions above on 24 March 2005 to replace the Old Agreements. At the same time, some of the terms of the Continuing Connected Transactions were amended. Details of the terms of each of the Continuing Connected Transactions as amended are set out in the third section headed “Information on Continuing Connected Transactions”.

Unicom Group indirectly holds approximately 77.39% of the issued share capital of the Company, and both Unicom New Horizon and Unicom New Guoxin are wholly-owned subsidiaries of Unicom Group. Unicom Group, Unicom New Horizon and Unicom New Guoxin are connected persons of the Company under the Hong Kong Listing Rules. Therefore, the transactions aforementioned constitute continuing connected transactions for the Company under the Hong Kong Listing Rules.

China International Capital Corporation (Hong Kong) Limited and Morgan Stanley Dean Witter Asia Limited are the financial advisers to the Company in respect of the Continuing Connected Transactions.

An Independent Board Committee has been established to advise the Independent Shareholders as to the terms of the the New Agreements and the caps on the relevant Continuing Connected Transactions. Lehman Brothers was appointed as the Independent Financial Adviser to the Independent Board Committee.

2.       Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that the Company’s connected transactions that require the approval of the Independent Shareholders are to be carried out using the 2-Step Approach, under which a relevant connected transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)      the entering into of an initial agreement (the Initial Agreement) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)            completion of the Initial Agreement will be subject to the following conditions:

•         the successful transfer of all rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries; and

•         the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)           Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and

(2)      the entering into of a further agreement between the A Share Company and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular connected transaction allows, the 2-Step Approach to apply as described above. The New Agreements, other than the New Guoxin Premises Leasing Agreement, have adopted the 2-Step Approach as described above.

However, there may be circumstances where the nature of the connected transaction requires the application of the 2-Step Approach to be adjusted. This may arise where the Group is the provider, rather than recipient, of certain services. In this event, the 2-Step Approach will need to be adjusted so that the process as described above is effectively reversed, such that the Initial Agreement is entered into by the Group rather than Unicom Group with the A Share Company. Unicom Group, rather than the Group, will be party to the Further Agreement. The arrangements (including the conditions) will apply correspondingly. The New Guoxin Premises Leasing Agreement has adopted this adjusted 2-Step Approach.

3.       Information on Continuing Connected Transactions

(A)     New CDMA Lease

(i)       Pursuant to an agreement dated 24 March 2005 (the New CDMA Lease), on the basis that the A Share Company has the right to transfer its rights and obligations to the New Operating Entity, Unicom New Horizon has agreed to lease all the constructed Capacity under its CDMA Network to the A Share Company. Completion of the agreement is subject to, inter alia, the approval of the independent shareholders of the A Share Company. The agreement provides for an initial term of two years commencing from 1 January 2005.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company has agreed to transfer all of its rights and obligations under the New CDMA Lease to the New Operating Entity. Under the transfer agreement, the A Share Company will cease to be a party to the New CDMA Lease and the New Operating Entity will replace the A Share Company as a party to the New CDMA Lease. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New CDMA Lease in substitution of the A Share Company as if the New Operating Entity had at all times been a party to the New CDMA Lease. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

Background

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA Network within the PRC and owns the nationwide CDMA Network in the PRC. The Group has been leasing from Unicom New Horizon the CDMA Network Capacity in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas pursuant to the Old CDMA Leases since 2002 in stages.

Term of the New CDMA Lease

The New CDMA Lease has an initial term of two years (the Initial Term) and, subject to the fulfilment of the following conditions precedent, takes effect from 1 January 2005. The New CDMA Lease may be renewed at the option of the New Operating Entity. The length of the renewed term (each an Additional Term) shall be agreed by all parties to the New CDMA Lease.

Conditions precedent of the New CDMA Lease

The New CDMA Lease is conditional upon, among others, the following conditions precedent:

(a)      the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the New CDMA Lease;

(b)      the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the transfer agreement relating to the New CDMA Lease; and

(c)      all other conditions precedent contained in the transfer agreement relating to the New CDMA Lease having been fulfilled (or waived).

Exclusive operating rights

All parties to the New CDMA Lease have agreed that the New Operating Entity shall have the exclusive rights to provide CDMA services in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the New Operating Entity.

Capacity

Unicom New Horizon has agreed to lease all constructed Capacity of its CDMA Network to the New Operating Entity pursuant to the terms of the New CDMA Lease.

Lease Fee

Pursuant to the New CDMA Lease, the lease fee of the CDMA Network shall be as follows:

(a)      in 2005, 29% of the audited CDMA business income of the New Operating Entity for that year;

(b)      in 2006, 30% of the audited CDMA business income of the New Operating Entity for that year,

provided that the annual lease fee of the CDMA Network shall not be less than a certain minimum level (the Minimum Lease Fee) regardless of the amount of CDMA business income for that year. The Minimum Lease Fee for 2005 shall be 90% of the total amount of lease fee paid by the Group to Unicom New Horizon pursuant to the Old CDMA Leases for 2004. The Minimum Lease Fee for 2006 shall be 90% of the total amount of lease fee paid by the New Operating Entity to Unicom New Horizon pursuant to the New CDMA Lease for 2005. The level of lease fee under the New CDMA Lease has been set by reference to the Company’s view of the industry trends, including CDMA subscribers, ARPU levels and so on.

The lease fee and Minimum Lease Fee in any Additional Term shall be re-negotiated by the parties to the New CDMA Lease.

The lease fee shall be initially calculated on the basis of the unaudited CDMA business income generated by the New Operating Entity during each quarter and shall be paid (or procured to be paid) quarterly in arrears by the New Operating Entity to Unicom New Horizon within 30 days following the end of each quarter. The New Operating Entity shall issue a report in respect of its unaudited quarterly CDMA business income to Unicom New Horizon within 20 days from the end of each quarter. The report shall be prepared in a specified format and contain the unaudited quarterly CDMA business income generated by the New Operating Entity and the total lease fee payable by the New Operating Entity, calculated on the basis of the CDMA business income.

When the Company conducts its annual audit, Unicom New Horizon and the New Operating Entity shall adjust and settle the following as soon as practicable:

(a)      in the event that the lease fee of any year calculated on the basis of the audited CDMA business income is greater than the lease fee of that year paid by the New Operating Entity and calculated on the basis of unaudited quarterly CDMA business income of the New Operating Entity, the New Operating Entity shall pay the difference to Unicom New Horizon as soon as practicable;

(b)      in the event that the lease fee of any year calculated on the basis of the audited CDMA business income is less than the lease fee of that year paid by the New Operating Entity and calculated on the basis of the unaudited quarterly CDMA business income of the New Operating Entity, Unicom New Horizon shall refund the difference to the New Operating Entity as soon as practicable, provided, in the event that the lease fee paid by the New Operating Entity in respect of the relevant year is less than the Minimum Lease Fee upon the above payment adjustment and settlement between Unicom New Horizon and the New Operating Entity, the New Operating Entity shall pay the difference to Unicom New Horizon as soon as practicable.

All Lease Fee shall be made in Renminbi.

Comparison with the Old Lease Fee

Pursuant to the Old CDMA Leases, lease fee of Capacity per subscriber was calculated on the assumption that all Capacity was leased to enable Unicom New Horizon to recover the Network Construction Cost (as defined in section headed “Network Construction Cost and Operating Cost” below) within seven years, with an internal rate of return on its investment of 8%.

The new lease fee under the New CDMA Lease has been determined by all parties to the New CDMA Lease taking into account the following factors:

(a)      Under the Old CDMA Lease, the lease fee of the CDMA Network was calculated based on the Network Construction Cost. In the future, construction of the CDMA Network will focus on enhancing the network quality by investing in the optimisation of network, indoor projects and the development of new business and new functions. These projects and investments will not create new Capacity. As a result, these investments cannot be reflected in the existing method of leasing the network Capacity;

(b)      The pricing method under the Old CDMA Leases was determined at the initial stage of network construction which had taken into consideration the fact that the CDMA business was still in the developing stage at that time and adoption of the cost-driven pricing was appropriate to the situation of the Group at that time. Large scale construction of the CDMA Network has presently been completed. After three years of operation, the Group also has a good grasp of the CDMA income and cost. Therefore, more emphasis should be placed on the operation of the business in respect of the new pricing method and income should be made a driving factor;

(c)      The determination of the amount of Capacity leased in the model of leasing the CDMA Network Capacity under the Old CDMA Leases required forecasting of the development of CDMA subscribers and considering a reasonable utilisation rate (i.e. the number of actual CDMA subscribers divided by the amount of Capacity leased). The model of leasing network Capacity should be more practicable;

(d)      The New CDMA Lease converts the original leasing cost model to one based on a proportion of business income in order to enable better matching with future business income and to better align the interests of both parties:

(i)       to the Group, determining the leasing cost on the basis of a proportion of business income would enhance its certainty and transparency of lease cost. This would enable better matching of costs and business income and facilitate the development of the Company’s business;

(ii)      Unicom New Horizon can more effectively benefit from the future growth of business income such that Unicom New Horizon will put more emphasis on the potential of creating income and efficiency when investing in network construction.

Discount for delay

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergencies, civil disturbances, riots, acts of terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the New CDMA Lease by the New Operating Entity or compliance with applicable laws and regulations, if Unicom New Horizon fails to provide any Capacity of its CDMA Network which affects the provision of services by the New Operating Entity, Unicom New Horizon shall be liable to provide a discount for delay to the New Operating Entity, calculated as follows:

Discount for delay	=	Number of CDMA subscribers of the New Operating Entity affected by the delay	x	delay period (number of days)	x	ARPU of CDMA subscribers
the number of days in the relevant month

In the above formula, “number of CDMA subscribers of the New Operating Entity affected by the delay” shall be confirmed by the New Operating Entity on the basis of substantive evidence; “ARPU of CDMA subscribers” shall be the average monthly ARPU figure of the CDMA subscribers in the relevant areas for the three months immediately prior to the delay, as calculated and confirmed by the New Operating Entity.

Discount for delay shall be credited against the next instalment of lease fee to be made by the New Operating Entity to Unicom New Horizon.

Network Construction Cost and Operating Cost

Under the New CDMA Lease, Unicom New Horizon shall plan, finance and construct the CDMA Network (the first three phases of which have already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the New Operating Entity. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost shall be borne by Unicom New Horizon. The Network Construction Cost for all subsequent phases after the first phase shall be audited and appropriate documentation shall be provided to the New Operating Entity or its auditors in order to verify the Network Construction Cost.

The New Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the New CDMA Lease. In respect of the Constructed Capacity Related Costs (as defined below), the sharing proportion between the New Operating Entity and Unicom New Horizon shall be based on the principles provided for under the Old CDMA Leases. As such, the Constructed Capacity Related Costs relating to the Capacity actually leased shall be borne by the New Operating Entity whereas the remaining Constructed Capacity Related Costs shall be borne by Unicom New Horizon. As the concept of leasing by reference to the amount of Capacity no longer exists under the New CDMA Lease, the “Capacity actually leased” shall be replaced by the following formula:

actual number of cumulative CDMA subscribers of the New Operating Entity / 90%

Accordingly, the New CDMA Lease provides that the proportion of the Constructed Capacity Related Costs to be borne by the New Operating Entity shall be calculated by reference to the actual number of cumulative CDMA subscribers of the New Operating Entity at the end of the month prior to the occurrence of the costs divided by 90%, as a percentage of the total amount of Capacity constructed on the Network.

The Constructed Capacity Related Costs referred to above mean those costs of operating and managing the CDMA Network which relate directly to the constructed Capacity on the CDMA Network, including the rental fees for the exchange centres and the base stations, water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as the maintenance costs of a non-capital nature.

Purchase Option

Under the New CDMA Lease, Unicom New Horizon has granted the New Operating Entity an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the term of the New CDMA Lease and within one year after the termination or expiry (without renewal) of the New CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and the New Operating Entity, on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that the acquisition price will not be greater than such price as would, taking into account all lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any Old CDMA Lease and all discounts for delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the New Operating Entity complying with the applicable stock exchange requirements relating to that transaction.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the New Operating Entity following exercise of the Purchase Option.

Guarantee and Indemnity

In consideration of the New Operating Entity’s entering into the New CDMA Lease, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the New CDMA Lease. Unicom Group has also agreed to indemnify the New Operating Entity for any loss and damage as a result of any defect in, or any loss of or damage to, any of the equipment caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the New CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the total amount of lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any Old CDMA Lease as well as the total purchase price paid for the CDMA Network.

Transfer of Rights and Obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the New CDMA Lease to the New Operating Entity.

Termination of the New CDMA Lease

The New Operating Entity may terminate the New CDMA Lease by not less than 180 days’ prior written notice with effect from the end of the Initial Term or any Additional Term. In addition, Unicom New Horizon or the New Operating Entity may terminate the New CDMA Lease if the other party commits any continuing or material breach of the New CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the New CDMA Lease.

Reasons for the CDMA Lease Arrangement

The Board believes that operation of the CDMA Network by way of leasing will enable the Company to effectively reduce the investment risks involved in developing the CDMA business. In particular, it will avoid the significant initial capital expenditure required during the initial stages of CDMA business development. It will also enable the Company to deploy the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, where the Company considers necessary, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the lease fee paid by the Group to Unicom New Horizon under the Old CDMA Leases amounted to RMB892 million (HK$841 million), RMB3,515 million (HK$3,313 million) and RMB 6,589 million (HK$6,210 million), respectively. The old lease fee above was calculated in accordance with the Old CDMA Leases and is not a sufficient basis for forecasting the new lease fee under the New CDMA Lease.

Cap Amount

For each of the financial years ending 31 December 2005 and 2006, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB10,017 million (HK$9,440 million) and RMB13,523 million (HK$12,744 million), respectively.

The cap referred to above is determined with reference to:

(a)      the previous amount of CDMA business income; and

(b)      the potential growth of the Group’s CDMA business income. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably. It is expected that CDMA subscribers will continue to increase, which is consistent with the improving CDMA Network quality and successful marketing strategies. The number of the Group’s CDMA subscribers increased from 7.13 million as at 31 December 2002 to 27.81 million as at 31 December 2004.

(B)     New Comprehensive Services Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Comprehensive Services Agreement), Unicom Group agrees to (by itself or through subsidiaries of Unicom Group) enter into various services arrangements with the A Share Company, including the supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, the use of international telecommunication network gateway and leasing of satellite capacity on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom Group agrees to supply (by itself or through subsidiaries of Unicom Group) services to the A Share Company on arm’s length terms and on terms no less favourable than the terms of its supply of services to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if the New Operating Entity had at all times been a party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)      Supply of telephone cards

Background

Under the New Comprehensive Services Agreement, Unicom Group will, through its 95% owned subsidiary, Unicom Xingye (or other subsidiaries of Unicom Group) provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for the New Operating Entity’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Pricing standards

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Xingye or other subsidiaries of Unicom Group in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent. of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical information

For each of the years ended 31 December 2002, 2003 and 2004, the Group paid approximately RMB877 million (HK$827 million), RMB1,187 million (HK$1,119 million) and RMB1,088 million (HK$1,025 million) respectively, to Unicom Xingye, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

No Cap Amount

The Company considers that the transaction value of the supply of telephone cards shall not be subject to any annual cap amount for the following reasons:

The Group provides telecommunication services in the PRC and its revenue depends heavily on the sales of these telephone cards. Sales of these telephone cards is also instrumental for the Group to increase its subscriber base; growth in the Group’s subscribers number will in turn increase the demand of the Group for these telephone cards. The amount of telephone cards required by the Group from Unicom Xingye is directly linked to the number of the Group’s subscribers. Neither the Group nor Unicom Group will be able to control it as it depends entirely on the size of the Group’s subscriber base. Any restraint imposed on the Group from obtaining these telephone cards from Unicom Xingye will severely limit the Group’s ability to earn revenue and conduct its business in the ordinary course.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the supply of telephone cards for each of the financial years ending 31 December 2005 and 2006.

(2)      Equipment procurement services

Background

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to the New Operating Entity through Unicom I/E Co, a 95% directly owned subsidiary of Unicom Group.

Unicom I/E Co procures foreign and domestic telecommunications equipment and other materials required in the operation of the New Operating Entity’s various networks and provides services on management and consultation of tenders and agency services. Unicom I/E Co may commission other controlling subsidiaries of Unicom Group to provide equipment procurement services.

In addition, Unicom Group has also agreed to indemnify the New Operating Entity for any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in respect of equipment procurement under the New Comprehensive Services Agreement. The aggregate liability of Unicom Group for any claim under the New Comprehensive Services Agreement shall not exceed the total amount of agency services fees made to Unicom Group under the New Comprehensive Services Agreement.

Pricing standards

Charges for these services are calculated at the rate of:

(1)      0.55% of the contract value of those procurement contracts under US$30 million (including US$30 million) and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(2)      0.25% of the contract value of those procurement contracts under RMB200 million (including RMB200 million) and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

Unicom I/E Co has agreed not to charge services fees to the New Operating Entity in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables.

Historical information

For each of the years ended 31 December 2002, 2003 and 2004, the Group paid an agency fee of approximately RMB13.99 million (HK$13.18 million), RMB17.90 million (HK$16.87 million) and RMB17.76 million (HK$16.74 million) respectively, to Unicom I/E Co, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

Cap Amount

For each of the financial years ending 31 December 2005 and 2006, the agency fee to be paid for equipment procurement by the New Operating Entity under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB40 million (HK$37.70 million) and RMB45 million (HK$42.41 million) respectively.

The caps referred to above are determined with reference to:

(a)      the previous transaction conducted and transaction amount in respect of procurement of equipment by the Group;

(b)      the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way.

(3)      Interconnection arrangements

Background

Under the New Comprehensive Services Agreement, various telecommunication networks of the New Operating Entity and various telecommunication networks of Unicom Group interconnect with each other.

Pricing standards

(a)      Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to the New Operating Entity:

(i)       the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fee incurred and the remaining 92% of the long distance call fee shall be credited to the New Operating Entity;

(ii)      pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (關於發佈«電信網間互聯結算及中繼費用分攤辦法»的通知) (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fee. The remaining long distance call fee shall be credited to the New Operating Entity.

(b)      Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (關於發佈«電信網間互聯結算及中繼費用分攤辦法»的通知) (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)      Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to the New Operating Entity when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

Historical information

For the year ended 31 December 2002, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB1,280.38 million (HK$1,206.65 million) and RMB174.46 million (HK$164.42 million) respectively.

For the year ended 31 December 2003, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB751.70 million (HK$708.41 million) and RMB178.30 million (HK$168.03 million) respectively.

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB193.47 million (HK$182.33 million) and RMB40.08 million (HK$37.77 million) respectively.

(4)      Roaming arrangements

Background

Under the New Comprehensive Services Agreement, the New Operating Entity and Unicom Group provide roaming services to each other’s GSM and CDMA cellular subscribers within its respective cellular service areas.

Pricing standards

(a)      The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)       If the cellular subscribers of the New Operating Entity roam in the service areas of Unicom Group, the New Operating Entity will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.40 shall be paid to Unicom Group; and (B) RMB0.20 shall be withheld by the New Operating Entity;

(ii)      If the cellular subscribers of Unicom Group roam in the Twelve Provinces and Municipalities, 9A Areas and 9B Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.56 shall be paid to the New Operating Entity; and (B) RMB0.04 shall be withheld by Unicom Group.

(b)      If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, the New Operating Entity shall receive 50% of all roaming revenue to be received under such international roaming arrangements.

Historical information

For the year ended 31 December 2002, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB398.26 million (HK$375.33 million) and RMB156.72 million (HK$147.69 million) respectively.

For the year ended 31 December 2003, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB251.01 million (HK$236.55 million) and RMB137.97 million (HK$130.03 million) respectively.

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreements amounted to approximately RMB26.70 million (HK$25.17 million) and RMB23.81 million (HK$22.44 million) respectively.

No Cap Amount

The Company considers that the transaction value of the interconnection and roaming arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection and roaming arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for interconnection and roaming arrangements are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the interconnection and roaming arrangements for each of the financial years ending 31 December 2005 and 2006.

(5)      Mutual provision of premises

Background

The New Operating Entity and Unicom Group will provide to each other premises (including premises, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to the New Operating Entity or Unicom Group, or leased to the New Operating Entity or Unicom Group by third parties upon the request of the other party from time to time.

Pricing standard

Apart from cases where the premises have been leased from independent third parties, the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, the New Operating Entity may choose to charge Unicom Group market prices for premises rented to Unicom Group. In cases where the premises have been leased from an independent third party, the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the rent is split in proportion to the respective areas occupied by the parties.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total rents for premises leased by Unicom Group to the Group pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB21.25 million

(HK$20.03 million), RMB22.54 million (HK$21.24 million), and RMB29.04 million (HK$27.37 million) respectively, whereas the total rents for premises leased by the Group to Unicom Group pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB3.43 million (HK$3.23 million), RMB4.60 million (HK$4.34 million), and RMB3.51 million (HK$3.31 million) respectively.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and do not exceed the market rent, with respect to the premises leased to the New Operating Entity, and do not fall below the market rent, with respect to the premises leased to Unicom Group.

Cap amount

For each of the financial years ending 31 December 2005 and 2006, the total rents for premises to be paid by the New Operating Entity pursuant to the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap amount of RMB39.21 million (HK$36.95 million) and RMB52.93 million (HK$49.88 million) respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap amount of RMB5.00 million (HK$4.71 million) and RMB6.00 million (HK$5.65 million) respectively.

The caps on the mutual provision of premises have been set with reference to:

(i)       the Company’s historical transactions with Unicom Group;

(ii)      the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group; and

(iii)     the Company’s estimate of market rent at the respective locations for 2005 and 2006.

The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group in the next two years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group and the corresponding demand for more premises due to such growth.

(6)      Leasing of transmission channels

Unicom Group will lease fixed line transmission capacity from the New Operating Entity pursuant to the New Comprehensive Services Agreement.

Pricing standard

Charges for the leasing of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by the New Operating Entity to Unicom Group shall not be more than what the New Operating Entity offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and the transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total charges paid to the Group by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB567 million (HK$534 million), RMB185 million (HK$174 million) and RMB39 million (HK$37 million) respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of transmission capacity shall not be subject to any annual cap amount for the following reasons:

As the lease fees of the long-distance transmission lines contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue and hamper its ability to conduct its business in the ordinary course. In addition, any expansion of Unicom Group’s long-distance telephone business will necessarily result in the increased amount of transmission capacity leased to Unicom Group and in the increased lease fee revenue for the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on Unicom Group’s subscriber usage.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the leasing of transmission channels for each of the financial years ending 31 December 2005 and 2006.

(7)      Provision of international telecommunication network gateway

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide international access to the New Operating Entity’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Pricing standards

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) and a margin over cost of 10%. The New Operating Entity will retain all the revenue arising from the provision of international long distance call services for its own benefits.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the total charges paid by the Group for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreements amounted to approximately RMB15.63 million (HK$14.73 million), RMB8.63 million (HK$8.13 million) and RMB17.06 million (HK$16.08 million) respectively.

No Cap Amount

The Company considers that the transaction value of the use of international telecommunication network gateway shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including international call revenue. The provision of international call service by the Group depends on the use of the international telecommunication network gateway provided by Unicom Group. Any growth of the use of the Group’s international call service will necessarily result in the increased use of the international telecommunication network gateway capacity and facilities. Any increased use of international telecommunication network gateway capacity and facilities will increase Unicom Group’s costs of operating and maintaining these facilities (including depreciation) which would in turn raise the transaction amount of this transaction. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of the international telecommunication network gateway. Limiting the Group’s use of Unicom Group’s international telecommunication network gateway will limit the Group’s ability to earn its revenue from international telephone calls.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the provision of international telecommunications network gateway for each of the financial years ending 31 December 2005 and 2006.

(8)      Leasing of satellite capacity

Background

The New Operating Entity will be entitled to lease satellite long distance digital bandwidth from Unicom NewSpace pursuant to the New Comprehensive Services Agreement.

Pricing standards

Monthly lease fee for every 2M of digital bandwidth are based on tariffs stipulated by the MII. The New Operating

Entity will pay the applicable minimum tariff in terms of related capacity and usage time less a discount of 10%, or a discount not less than those offered by any third party for similar leased transmission capacity. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For the years ended 31 December 2002, 2003 and 2004, the lease fee paid by the Group to Unicom NewSpace for the leasing of satellite transmission capacity pursuant to the Old Satellite Channel Lease Agreement amounted to RMB35.15 million (HK$33.13 million), RMB 26.40 million (HK$24.88 million) and RMB14.15 million (HK$13.34 million) respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of satellite capacity shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including revenue from certain international and domestic calls that utilise the satellite capacity leased to the Group from Unicom Group. Any increase in the volume of calls that require satellite transmission will necessarily result in the increased use of the satellite capacity leased to the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of satellite capacity. Limiting the Group’s use of Unicom Group’s satellite capacity will limit the Group’s ability to earn its revenue from these calls.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2)of the Listing Rules for imposing a cap on the leasing of satellite capacity for each of the financial years ending 31 December 2005 and 2006.

(C)     New Comprehensive Operator Services Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Comprehensive Operator Services Agreement), Unicom New Guoxin agrees to enter into various service arrangements, including the cellular subscriber value-added services, the “10010” customer services and the agency services, with the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the New Operating Entity. Unicom New Guoxin shall provide services to the A Share Company on arm’s length terms and on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. If there exists in the same region independent third parties which can provide the same services of a better quality or at a lower price to the A Share Company, the A Share Company shall be entitled to terminate the service by written notice to Unicom Group without any compensation. Completion of the agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to the New Operating Entity, all of its rights and obligations under the New Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Operator Services Agreement, and the New Operating Entity will become a party to it in place of the A Share Company. Following the transfer, the New Operating Entity will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Operator Services Agreement in substitution of the A Share Company as if the New Operating Entity had at all times been a party to the New Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)      Cellular subscriber value-added services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will use its paging network, equipment and operators to provide operator-based comprehensive value-added services for the New Operating Entity, including “Unicom Assistant” services.

Pricing standards

Pursuant to the New Comprehensive Operator Services Agreement, the New Operating Entity shall retain 40% of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by the New Operating Entity) and allocate 60% of such revenue to Unicom New Guoxin for settlement, on the condition that such proportion for Unicom New Guoxin shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region.

Comparison with old pricing standards

Pursuant to the Old Comprehensive Operator Services Agreement, in relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Group and Unicom New Guoxin, the respective branches of Unicom New Guoxin and the Group may agree on the proportion for sharing the revenue derived (and actually received by the Group) from value-added services, on the condition that such agreed proportion for Unicom New Guoxin shall not be higher than the average agreed proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

The new measure for the value-added services fees for cellular subscribers as set out in the New Comprehensive Operator Services Agreement is determined by negotiation by the parties to the New Comprehensive Operator Services Agreement on the basis of the following factors:

(a)       The cellular value-added services arrangements between the Group and Unicom New Guoxin have a strong “business cooperation” character. The contribution by the cooperating parties shall have an important influence on the sharing proportion as pricing standard; and

(b)       In order to comply with the pricing principles for maintaining the profit margin, the service providers shall maintain reasonable profit margin.

Historical information

For the year ended 31 December 2004, approximately RMB859 million (HK$810 million) was settled with Unicom New Guoxin due to the above value-added services by the Group pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these value-added services. Neither the Group nor Unicom New Guoxin will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of value-added services. Any increased level of use of value-added services will also benefit the Group as the Group shares with Unicom New Guoxin the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the value-added services for each of the financial years ending 31 December 2005 and 2006.

(2)      “10010” Customer Services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will provide the following customer services to the the New Operating Entity:

(a)      Business inquiries: to provide customers with information about the the New Operating Entity, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

(b)      Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of the New Operating Entity’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(c)      Account maintenance: to provide suspension and reactivation of accounts services, as well as other non-payment related account maintenance services to the customers of the New Operating Entity’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(d)      Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a close-ended work process flow, all of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “10010” to inquire about the status of handling of their complaints and the results thereof.

(e)      Customer interview and subscriber retention: Unicom New Guoxin will increase the number of operators and expand the scope of services according to the requirements of the New Operating Entity, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Group who wish to leave the cellular network in order to persuade them to remain as its customer.

Pricing standards

Pursuant to the New Comprehensive Operator Services Agreement, the service fees payable by the New Operating Entity to Unicom New Guoxin shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the costs per operator seat multiplied by the number of effectively operating operator seats:

(a)       The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing and Shanghai) average of Actual Cost per Operator Seat (as defined below) plus 10%, in each case, for the previous year.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom New Guoxin providing “10010” services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom New Guoxin for the previous year. Such audit report and relevant supporting documents shall be provided to the New Operating Entity and its auditor.

(b)       Determination of the number of effectively operating operator seats: Unicom New Guoxin shall notify the number of operator seats of the previous month to the New Operating Entity before the tenth day of each month. The New Operating Entity shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the New Operating Entity.

Historical information

For the year ended 31 December 2004, the aggregate fees paid by the Group for the customer services pursuant to Old Comprehensive Operator Services Agreement was approximately RMB525 million (HK$495 million).

No Cap Amount

The Company considers that the transaction value of customer services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue growth depends heavily on the growth of its subscriber base. As customer service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of customer service. Neither the Group nor Unicom New Guoxin will be able to control it as it depends entirely on subscriber usage. Any cap on this transaction will therefore potentially limit the Group’s ability to provide normal customer service to its users and jeopardise the operation of the Group. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent audit firm and is subject to the final confirmation by the Group thus affording added protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the customer service for each of the financial years ending 31 December 2005 and 2006.

(3)      Agency services

Background

Pursuant to the New Comprehensive Operator Services Agreement, Unicom New Guoxin will provide subscriber development services to the New Operating Entity by telephone or through other channels by utilizing its paging network, equipment and operators.

Pricing standards

The pricing standard for the agency fee is that the agency fee chargeable to the New Operating Entity shall not exceed the average of agency fees chargeable by independent third party agents providing subscriber development service to the New Operating Entity in the same region.

Historical information

For the year ended 31 December 2004, approximately RMB9.05 million (HK$8.53 million) were incurred by the Group for the payment of agency fees in total pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of agency services shall not be subject to any annual cap amount for the following reasons:

Agency service is essential to the Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in China today. The agency fee is based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the nubmer of new subscribers developed by Unicom New Guoxin increases. Any cap on this service is therefore a limit on the number of new subscribers that Unicom New Guoxin is allowed to develop for the Group. Any such limit will limit the growth of the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the agency services for each of the financial years ending 31 December 2005 and 2006.

(D)     New Guoxin Premises Leasing Agreement

(i)       Pursuant to an agreement dated 24 March 2005 (the New Guoxin Premises Leasing Agreement), the New

Operating Entity agrees to provide their own premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Unicom New Guoxin. Completion of the agreement is subject to, inter alia, the approval of the Independent Shareholders of the Company. The agreement provides that the initial term shall be two years commencing from 1 January 2005 and is renewable for further terms of two years at the option of the New Operating Entity.

(ii)      Pursuant to a transfer agreement dated 24 March 2005, the A Share Company agrees to transfer to Unicom New Guoxin all of its rights and obligations under the New Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Guoxin Premises Leasing Agreement, and Unicom New Guoxin will become a party to it in place of the A Share Company. Following the transfer, Unicom New Guoxin will exercise and enjoy all the rights of the A Share Company arising under the New Guoxin Premises Leasing Agreement in substitution of the A Share Company as if Unicom New Guoxin had at all times been a party to the New Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, A Share Company’s independent shareholders’ approval.

Background

Pursuant to the New Guoxin Premises Leasing Agreement, the New Operating Entity will provide their own premises according to the request of Unicom New Guoxin from time to time.

Pricing standards

The rental amount in each case is based on the higher of depreciation costs and market prices for similar premises in that locality.

Historical information

For the year ended 31 December 2004, the total rental amount for premises leased paid by Unicom New Guoxin to the Group was approximately RMB19.47 million (HK$18.35 million).

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Unicom New Guoxin under the above arrangements are fair and reasonable to the Group and are not below market rent.

Cap Amount

For each of the financial years ended 31 December 2005 and 2006 respectively, the aggregate rental payable by the Unicom New Guoxin for the premises under the New Guoxin Premises Leasing Agreement will not exceed the capped amount of RMB26.29 million (HK$24.78 million) and RMB35.49 million (HK$33.45 million) respectively.

The caps on the New Guoxin Premises Leasing Agreement have been set with reference to:

(i)       the Company’s transactions in 2004 with Unicom New Guoxin;

(ii)      the Company’s estimates of the premises that are required to be leased by Unicom New Guoxin; and

(iii)     the Company’s estimate of market rent at the respective locations for 2005 and 2006.

The estimation of the maximum number of premises that may be leased by Unicom New Guoxin in the next two years takes into account the growth potential of the businesses of Unicom New Guoxin and the corresponding demand for more premises due to such growth.

4.       Approval of Independent Shareholders

The Board (excluding the independent non-executive directors whose views will be expressed in their letter to the Independent Shareholders to be included in a circular to be despatched to the Shareholders) takes the view that the terms of the New Agreements are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval of the terms of the New Agreements and the caps for each of the financial years ending 31 December 2005 and 2006 on the relevant Continuing Connected Transactions. In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Listing Rules in relation to the Continuing Connected Transactions.

A circular containing, amongst other things, details of the terms of the Continuing Connected Transactions, letters from the Independent Board Committee and from Lehman Brothers and a notice to Shareholders convening an extraordinary general meeting of the Company to approve, amongst other things, the Continuing Connected Transactions will be despatched to the Shareholders as soon as possible.

5.       General Information

The Group is principally engaged in telecommunications businesses in the PRC.

Since the Ministry of Commerce has approved the Unicom New World Merger and the relevant legal procedures will be completed shortly, CUCL and Unicom New World have agreed and confirmed in the relevant New Agreements that upon the completion of the legal procedures relating to the Unicom New World Merger, all the rights and obligations of Unicom New World under the relevant New Agreements will be succeeded by CUCL and CUCL can succeed to the rights and obligations of Unicom New World under the relevant New Agreements without any separate approval and consent from the A Share Company.

6.       Definitions

In this Announcement, unless the context otherwise requires, the following expressions have the following meanings

“2-Step Approach”

the approach to be adopted in the entering into of all connected transactions of the Company that require the approval of the Independent Shareholders, details of which are set out in the section headed “Details of the 2-Step Approach”

“9A Areas”	Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions

“9B Areas”	Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and a company in which Unicom Group holds a 69.32% equity interest

“Associate”	has the meaning given to it by the Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Network”	the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas

“CDMA Network Services Agreement”	the CDMA network services agreement entered into between CUCL and Unicom Group on 22 November 2001 in relation to the interconnection and roaming arrangements relating to the CDMA Network

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Continuing Connected Transactions”

leasing of CDMA capacity lease, supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, use of international telecommunication network gateway, leasing of satellite capacity, cellular subscriber value-added services, “10010” customer services, agency services and provision of premises to Unicom New Guoxin. Details of the each transaction above are set out in the section headed “Information on Continuing Connected Transactions”

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Director(s)”	director(s) of the Company

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 12 May 2005

“Group”	China Unicom Limited and its subsidiaries from time to time

“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz,1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Wu Jinglian, C. James Judson, Shan Weijian and Cheung Wing Lam, Linus, being the independent non-executive Directors, formed to advise the Independent Shareholders in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“Lehman Brothers”

Lehman Brothers Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MII”	the Ministry of Information Industry of the PRC

“New Agreements”

the New CDMA Lease, the New Comprehensive Services Agreement, the New Comprehensive Operator Services Agreement and the New Guoxin Premises Leasing Agreement and the transfer agreement in relation to each of them

“New CDMA Lease”

the CDMA lease agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas to the New Operating Entity

“New Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity) and Unicom New Guoxin, pursuant to which Unicom New Guoxin agreed to provide various operator-based services to the New Operating Entity

“New Comprehensive Services Agreement”

the services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to the New Operating Entity) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to the New Operating Entity in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas

“New Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 24 March 2005 between the New Operating Entity and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which the New Operating Entity agreed to provide premises to Unicom New Guoxin

“New Operating Entity”

prior to the completion of the Unicom New World Merger, CUCL and Unicom New World; after the completion of the Unicom New World Merger, CUCL. See the definition of “Unicom New World Merger” for further details

“Old Agreements”

each of the Old CDMA Leases, the CDMA Network Services Agreement, each of the Old Comprehensive Services Agreements, the Old Satellite Channel Lease Agreement, the Old Comprehensive Operator Services Agreement and the Old Guoxin Premises Leasing Agreement

“Old CDMA Leases”

(i)       the CDMA lease agreement dated 22 November 2001 between CUCL, Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the Twelve Provinces and Municipalities to CUCL;

(ii)      the CDMA lease agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New Century), Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the 9A Areas to Unicom New Century (and, after the Unicom New Horizon Merger, to CUCL);

(iii)     the CDMA lease agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequent transferred to Unicom New World), Unicom New Horizon and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between Unicom New World, Unicom New Horizon and Unicom Group), pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the 9B Areas to Unicom New World

“Old Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL, Unicom New Century and Unicom New World), Unicom New Guoxin and Unicom Group, pursuant to which Unicom Group agreed to provide various operator-based services to CUCL, Unicom New Century and Unicom New World by itself or through Unicom New Guoxin

“Old Comprehensive Services Agreements”

(i)       the comprehensive services agreement dated 25 May 2000 between CUCL and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL and Unicom Group), pursuant to which Unicom Group agreed to provide various services to CUCL in its then operating areas;

(ii)      the comprehensive services agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New Century) and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between CUCL and Unicom Group), pursuant to which Unicom Group agreed to provide various services to Unicom New Century (and, after the Unicom New Century Merger, to CUCL) in the 9A Areas;

(iii)     the comprehensive services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New World) and Unicom Group (including the amendment agreement thereof dated 22 November 2004 entered into between Unicom New World and Unicom Group), pursuant to which Unicom Group agreed to provide various services to Unicom New World in the 9B Areas; and (iv) the CDMA Network Services Agreement

“Old Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 20 November 2003 between CUCL, Unicom New Century, Unicom New World and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which CUCL, Unicom New Century and Unicom New World each agreed to provide premises to Unicom New Guoxin

“Old Satellite Channel Lease Agreement”

the long distance satellite data channel lease agreement dated 25 May 2000 between CUCL and Unicom NewSpace, pursuant to which Unicom NewSpace agreed to lease its satellite transmission capacity to CUCL

“PRC”	The People’s Republic of China (in this Announcement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan)

“RMB”	Renminbi, the lawful currency of China

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“SIM”	the subscriber identity module

“subscribers”	the unit of Capacity on the CDMA Network

“Twelve Provinces and Municipalities”	Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities

“UIM”	the user identity module

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling company of the Company

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, and the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a subsidiary in which Unicom Group directly holds 95% of its equity interests

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL pursuant to the Unicom New Century Merger

“Unicom New Century Merger”	merger of CUCL with Unicom New Century completed on 30 July 2004, pursuant to which Unicom New Century was merged into CUCL

“Unicom New Guoxin”

Unicom New Guoxin Telecommunications Corporation Limited (formerly known as “Guoxin Paging Corporation Limited), a limited liability company incorporated in the PRC, and a wholly-owned subsidiary of Unicom Group

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a wholly-owned subsidiary of the Company that is in the process of being merged into CUCL pursuant to the Unicom New World Merger

“Unicom New World Merger”

the merger of CUCL and Unicom New World which has been approved by the Ministry of Commence on 1 March 2005. The Group is undertaking various procedures to obtain tax clearance for Unicom New World, cancel the corporation registration of Unicom New World and obtain a new business licence for CUCL. Upon completion of the merger, Unicom New World will be merged into CUCL

“Unicom NewSpace”	China Unicom New Space Co., Ltd. (formerly known as “China United Telecommunications Satellite Communication Co. Ltd.”), a subsidiary in which Unicom Group owns 95% of its equity interests

“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a subsidiary in which Unicom Group owns 95% of its equity interests

This Announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.0611 = HK$1, being the exchange rate prevailing on 28 February 2005. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board China Unicom Limited Chang Xiaobing Chairman

Hong Kong, 24 March 2005